Exhibit 99.1

Mesa Air Group Reports First Quarter Fiscal 2023 Results

February 9, 2023

PHOENIX, February 9, 2023 – Mesa Air Group, Inc. (NASDAQ: MESA) today reported first quarter fiscal 2023 financial and operating results.

Fiscal First Quarter Update:

•
Total operating revenues of $147.2 million
•
Pre-tax loss of $10.0 million, net loss of $9.1 million or $(0.25) per diluted share
•
Adjusted net loss1 of $4.3 million or $(0.12) per diluted share
•
Adjusted net loss excludes a $3.7 million impairment related to intangible assets and $1.7 million related to investments in equity securities
•
As previously reported, closed on United Airlines, American Airlines, and aircraft-related transactions
•
Subsequent to quarter end, closed sale of 8 remaining CRJ-550s to United Airlines

Jonathan Ornstein, Chairman and CEO, said, “The first quarter was an important one for Mesa, as we executed several key agreements that will materially enhance our operational and financial position and alleviate significant issues that we have faced. While block hour production continued to be challenged by the industry-wide pilot shortage during the quarter, we believe all the pieces are in place to begin restoring capacity across our fleets. We are preparing for the transition of our CRJ-900 operation to United next month. Our pilot pipeline continues to strengthen and pilot attrition has remained significantly lower since we have enhanced our payscales and expanded our participation in the Aviate program with United.”

Fiscal First Quarter Details:

Total operating revenues in Q1 2023 were $147.2 million, a decrease of $0.6 million (0.4%) from $147.8 million for Q1 2022. Contract revenue decreased $8.4 million, or 6.2%. These decreases were driven by lower block hours, offset by increased block-hour revenue for new pilot payscales. Mesa’s Q1 2023 results include, per GAAP, the recognition of $5.3 million, versus the recognition of $4.2 million of previously deferred revenue in Q1 2022. The remaining deferred revenue balance of $18.8 million will be recognized as flights are completed over the remaining terms of the contracts.

Mesa’s Adjusted EBITDA1 for Q1 2023 was $21.8 million, compared to $17.0 million in Q1 2022, and Adjusted EBITDAR1 was $25.9 million for Q1 2023, compared to $26.6 million in Q1 2022.

Mesa’s Q1 2023 results reflect a net loss of $9.1 million, or $(0.25) per diluted share, compared to a net loss of $14.3 million, or $(0.40) per diluted share for Q1 2022. Mesa’s Q1 2023 adjusted net loss1 was $4.3 million, or $(0.12) per diluted share, versus an adjusted net loss1 of $9.3 million, or $(0.26) per diluted share, in Q1 2022. The year over year increase in adjusted net income of $5.0 million was primarily due to increased block-hour revenue for new pilot payscales and lower maintenance, D&A, and aircraft rent expenses, partially offset by higher expenses for flight operations due to increased costs for training and employee wages.

Operationally, the Company ran a controllable completion factor of 99.4% for American and 99.9% for United during Q1 2023. This is compared to a controllable completion factor of 97.7% for American and 98.3% for United during Q1 2022. This excludes cancellations due to weather and air traffic control.

With respect to a total completion factor that includes all cancellations, Mesa reported a total completion factor of 97.9% for American and 99.2% for United during Q1 2023. This is compared to a total completion factor of 95.8% for American and 95.8% for United during Q1 2022.

For Q1 2023, 50% of the Company’s total revenue was derived from our contracts with United, 45% from American, 3% from DHL, and 2% from leases of aircraft to a third party.

1 See reconciliation of non-GAAP financial measures

Exhibit 99.1

Balance Sheet and Cash Flow:

Mesa ended the quarter at $56.1 million in unrestricted cash and equivalents. As of December 31, 2022, the Company had $701.3 million in total debt secured primarily with aircraft and engines. This amount includes $64.2 million corresponding to the reclassification from operating lease to finance lease on 15 CRJ-900s. Additionally, we borrowed $25.5 million in the form of a term loan from United, of which $15 million is forgivable upon the meeting of certain performance criteria.

Conference Call Details:

Mesa Air Group will host a conference call with analysts on February 9th at 4:30 pm EST. The conference call number is 888-469-2054 (Passcode: Phoenix (7463649)). The conference call can also be accessed live via the web by visiting https://investor.mesa-air.com.

A recorded version will be available on Mesa's website approximately two hours after the call for approximately 14 days.

About Mesa Air Group, Inc.

Headquartered in Phoenix, Arizona, Mesa Air Group, Inc. is the holding company of Mesa Airlines, a regional air carrier providing scheduled passenger service to 106 cities in 42 states, the District of Columbia, the Bahamas, and Mexico as well as cargo services out of Cincinnati/Northern Kentucky International Airport. As of December 31, 2022, Mesa operated or leased a fleet of 158 aircraft with approximately 293 daily departures and 2,500 employees. Mesa operates all of its flights as either American Eagle, United Express, or DHL Express flights pursuant to the terms of capacity purchase agreements entered into with American Airlines, Inc. and United Airlines, Inc. and a flight service agreement with DHL.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for Mesa Air Group, Inc.’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. Mesa Air Group, Inc. expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in Mesa Air Group, Inc.’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Mesa Air Group, Inc.

Media

Media@mesa-air.com

Investor Relations
Doug Cooper
IR@mesa-air.com

Exhibit 99.1

MESA AIR GROUP, INC.

Consolidated Statements of Operations and Comprehensive (Loss) Income

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended December 31,
	2022	2021
Operating revenues:
Contract revenue	$128,450	$136,894
Pass-through and other revenue	18,723	10,863
Total operating revenues	147,173	147,757

Operating expenses:
Flight operations	58,320	47,598
Maintenance	48,287	58,981
Aircraft rent	4,083	9,586
General and administrative	13,988	12,578
Depreciation and amortization	15,203	21,028
Intangible asset impairment	3,719	—
Other operating expenses	1,126	1,972
Total operating expenses	144,726	151,743
Operating income (loss)	2,447	(3,986)

Other income (expense), net:
Interest expense	(11,276)	(7,930)
Interest income	71	51
Loss on investments, net	(1,679)	(6,462)
Other (expense) income, net	417	(59)
Total other expense, net	(12,467)	(14,400)
Income (loss) before taxes	(10,020)	(18,386)
Income tax expense (benefit)	(930)	(4,112)
Net income (loss)	$(9,090)	$(14,274)

Net income (loss) per share attributable to common shareholders
Basic	$(0.25)	$(0.40)
Diluted	$(0.25)	$(0.40)

Weighted-average common shares outstanding
Basic	36,378	35,963
Diluted	36,378	35,963

Exhibit 99.1

MESA AIR GROUP, INC.

Consolidated Balance Sheets

(In thousands, except share amounts) (Unaudited)

	December 31, 2022	September 30, 2022
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$56,077	$57,683
Restricted cash	3,343	3,342
Receivables, net	13,115	3,978
Expendable parts and supplies, net	25,509	26,715
Prepaid expenses and other current assets	3,953	6,616
Total current assets	101,997	98,334

Property and equipment, net	945,545	865,254
Intangible assets, net	—	3,842
Lease and equipment deposits	1,781	6,085
Operating lease right-of-use assets	11,896	43,090
Deferred heavy maintenance, net	10,311	9,707
Assets held for sale	73,000	73,000
Other assets	14,984	16,290
TOTAL ASSETS	$1,159,514	$1,115,602

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and finance leases	$88,802	$97,218
Current portion of deferred revenue	1,204	385
Current maturities of operating leases	5,354	17,233
Accounts payable	51,257	59,386
Accrued compensation	9,097	11,255
Other accrued expenses	30,561	29,000
Total current liabilities	186,275	214,477

NONCURRENT LIABILITIES:
Long-term debt and finance leases, excluding current portion	597,816	502,517
Noncurrent operating lease liabilities	9,533	16,732
Deferred credits	2,869	3,082
Deferred income taxes	16,705	17,719
Deferred revenue, net of current portion	17,607	23,682
Other noncurrent liabilities	28,938	29,219
Total noncurrent liabilities	673,468	592,951
Total liabilities	859,743	807,428

STOCKHOLDERS' EQUITY:
Common stock of no par value and additional paid-in capital, 125,000,000 shares authorized; 36,378,550 (2023) and 36,376,897 (2022) shares issued and outstanding, 4,899,497 (2023) and 4,899,497 (2022) warrants issued and outstanding	259,864	259,177
Retained earnings	39,907	48,997
Total stockholders' equity	299,771	308,174
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,159,514	$1,115,602

Exhibit 99.1

MESA AIR GROUP, INC.

Operating Highlights (Unaudited)

	Three months ended
	December 31,
	2022	2021	Change
Available seat miles (thousands)	1,175,745	2,104,621	(44.1)%
Block hours	50,940	86,079	(40.8)%
Average stage length (miles)	565	644	(12.3)%
Departures	27,776	43,447	(36.1)%
Passengers	1,746,376	2,693,468	(35.2)%
Controllable completion factor*
American	99.36%	97.17%	2.3%
United	99.96%	98.33%	1.7%
Total completion factor**
American	97.85%	95.76%	2.2%
United	99.21%	95.78%	3.6%

*Controllable completion factor excludes cancellations due to weather and air traffic control
**Total completion factor includes all cancellations

Exhibit 99.1

1Reconciliation of non-GAAP financial measures

Although these financial statements are prepared in accordance with accounting principles generally accepted in the U.S. ("GAAP"), certain non-GAAP financial measures may provide investors with useful information regarding the underlying business trends and performance of Mesa's ongoing operations and may be useful for period-over-period comparisons of such operations. The tables below reflect supplemental financial data and reconciliations to GAAP financial statements for the three months ended December 31, 2022 and December 31, 2021. Readers should consider these non-GAAP measures in addition to, not a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all items that may affect the Company's net income or loss. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

1Reconciliation of GAAP versus Non-GAAP disclosures

(In thousands, except for per diluted share amounts) (Unaudited)

	Three Months Ended December 31, 2022				Three Months Ended December 31, 2021
	Income (Loss) Before Taxes	Income Tax (Expense) Benefit	Net Income (Loss)	Net Income (Loss) per Diluted Share	Income (Loss) Before Taxes	Income Tax (Expense) Benefit	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP income (loss)	$(10,020)	$930	$(9,090)	$(0.25)	$(18,386)	$4,112	$(14,274)	$(0.40)
Loss on investments, net	1,679	(183)	1,496	$0.04	6,462	(1,470)	4,992	$0.14
Intangible asset impairment	3,719	(406)	3,313	$0.09	—	—	—	$—
Adjusted income (loss)	(4,622)	341	(4,281)	$(0.12)	(11,924)	2,642	(9,282)	$(0.26)

Interest expense	11,276				7,930
Interest income	(71)				(51)
Depreciation and amortization	15,203				21,028
Adjusted EBITDA	21,786				16,983

Aircraft rent	4,083				9,586
Adjusted EBITDAR	$25,869				$26,569

Source: Mesa Air Group, Inc.